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Exhibit 12.1

COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

        The following table sets forth our consolidated ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown. Before we issued our Series A Convertible Preferred Stock, par value $0.001 per share ("Series A Preferred Stock"), on August 11, 2009, no shares of our preferred stock were outstanding. On September 30, 2011, we converted all outstanding shares of our Series A Preferred Stock into shares of our common stock.

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(Amounts in thousands)
Including interest on deposits:
Fixed charges:
Interest expense	$6,995	$11,940	$14,418	$23,582	$34,382	$41,750	61,440
Rental expenses representative of an interest factor	788	824	1,100	1,085	1,135	1,141	1,119
Preferred dividends	—	19,806	19,806	5,624	1,389	—	—

Fixed charges	$7,783	$32,570	$35,324	$30,291	$36,906	$42,891	$62,559

Earnings:
Income (loss) from continuing operations	$11,939	$(15,730)	$(13,454)	$(36,963)	$(30,596)	$(256,736)	$(138,092)
Tax expense (benefit)	(4,612)	—	—	(6,290)	(19,162)	(6,513)	(185)
Fixed charges	7,783	32,570	35,324	30,291	36,906	42,891	62,599

Earnings	$15,110	$16,840	$21,870	$(12,962)	$(12,852)	$(220,358)	$(75,718)

Ratio of earnings to fixed charges including interest on deposits	1.94x	*	*	*	*	*	*
Deficiency of earnings to cover fixed charges	$—	$15,730	$13,454	$43,253	$49,758	$263,249	$138,277
Excluding interest on deposits:
Fixed charges:
Interest expense	$6,995	$11,940	$14,418	$23,582	$34,382	$41,750	$61,440
Interest expense on deposits	(2,186)	(5,868)	(6,746)	(15,602)	(26,402)	(32,562)	(53,594)
Rental expenses representative of an interest factor	788	824	1,100	1,085	1,135	1,141	1,119
Preferred dividends	—	19,806	19,806	5,624	1,389	—

Fixed charges	$5,597	$26,702	$28,578	$14,689	$10,504	$10,329	$8,965

Earnings:
Income (loss) from continuing operations	$11,939	$(15,730)	$(13,454)	$(36,963)	$(30,596)	$(256,736)	$(138,092)
Tax expense (benefit)	(4,612)	—	—	(6,290)	(19,162)	(6,513)	(185)
Fixed charges	5,597	26,702	28,578	14,689	10,504	10,329	8,965

Earnings	$12,924	$10,972	$15,124	$(28,564)	$(39,254)	$(252,920)	$(129,312)

Ratio of earnings to fixed charges excluding interest on deposits	2.31x	*	*	*	*	*	*
Deficiency of earnings to cover fixed charges	$—	$15,730	$13,454	$43,253	$49,758	$263,249	$138,277

*
Calculation not meaningful since the ratio is less than 1.

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  Exhibit 12.1
COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS